UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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☐	Definitive Consent Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

TARONIS FUELS, INC.
(Name of Registrant as Specified in Its Charter)

THOMAS WETHERALD TOBIAS WELO MARY PAT THOMPSON SERGEY VASNETSOV ANDREW MCCORMICK
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 5, 2021, Thomas Wetherald and Tobias Welo (together, the “Concerned Shareholders”) delivered written consents from the holders of more than 54% of the shareholders of Taronis Fuels, Inc. (the “Company”) as of February 12, 2021 to each of the five proposals set forth in the Concerned Shareholders’ March 5, 2021 consent solicitation statement, including, without limitation, to remove, without cause, all five members of the Company’s Board of Directors: Scott Mahoney, Robert Dingess, Kevin Pollack, William Staunton, and Peter Molloy; and elect as directors all five of the Concerned Shareholders’ nominees: Thomas Wetherald, Tobias Welo, Sergey Vasnetsov, Mary Pat Thompson and Andrew McCormick.

As previously disclosed, the Concerned Shareholders filed a lawsuit in the Delaware Court of Chancery on March 5, 2021 seeking, among other relief, clarification from the Court of the appropriate record date for the consent solicitation. On April 1, 2021, the Court of Chancery issued an oral ruling from the bench finding in favor of the Concerned Shareholders’ request to confirm the record date for the consent solicitation to be February 12, 2021 and finding the Board’s attempt to establish March 4, 2021 as the record date to be invalid. The Court also entered an order in connection with the ruling. On April 5, 2021, the defendants filed a motion for a stay of the order pending appeal.

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